                                                                 Exhibit 10.9

                              EMPLOYMENT AGREEMENT
                           DATED AS OF APRIL 1, 1998
                          BETWEEN GLOBAL CROSSING LTD.
                                      AND
                                JOHN M. SCANLON

     JOHN M. SCANLON ("Executive") and GLOBAL CROSSING LTD., a Cayman Island ("Company") hereby agree as follows:

     1. Term. The term of Executive's employment by Company under this Agreement (the "Term") shall commence on and as of April 1, 1998, for a two-year term ending March 31, 2000, and continue thereafter for successive two-year terms, unless either Company or Executive gives notice to the other at least three (3) months in advance of the expiration of the current two-year term that it wishes to terminate this Agreement, in which event this Agreement shall terminate as of the end of such current two-year term, unless earlier terminated as hereinafter provided.

     2. Title and Duties. During the Term, Executive shall be employed by Company as its Chief Executive Officer ("CEO") reporting to Lodwrick Cook and Gary Winnick, Co-Chairmen of the Board of Directors of the Company. Executive shall devote his full-time attention and energies to the business of the Company; provided, however, that the foregoing shall not preclude Executive from engaging in charitable and community affairs, managing his personal passive investments. Executive shall perform such duties, which shall not be inconsistent with his position as CEO of Company, as are assigned to him from time to time by the Co-Chairman of the Board of Directors of Company, and any other duties undertaken or accepted by Executive. Company agrees to use its best efforts to cause Executive to be elected to the Board of Directors of Company (or its successor in interest), when a seat on the Board becomes available, and to nominate Executive as a member of the management slate at such annual meeting of stockholders during his employment hereunder at which Executive's director class comes up for election. Executive agrees to serve on the Board if elected.

     3. Salary. Executive shall receive a salary of $600,000 per annum during the first two (2) years of the Term. Salary payments shall be made in equal installments in accordance with Company's then prevailing payoff policy. No later than three (3) months prior to the expiration of any two-year term. Company shall notify Executive of the proposed annual salary and minimum bonus for the next ensuing two-year term, which shall in no event be less than Executive's then current annual salary and minimum bonus, and which shall become the salary for such, ensuing two-year term, unless the Agreement is terminated by Executive as provided in Section 1.

     4. Bonus. For each year of the Term, Executive will be eligible for an annual bonus which will be determined by the Board of Directors, but which shall not be less than $400,000 for any year during the Term.

     5. Stock Options. Executive shall be granted stock options ("Options") to purchase an aggregate of One Million Two Hundred Thousand (1,200,000) shares of common stock of Company. The Options shall be granted in accordance with, and subject to, the following:

     (a) The exercise price of Options shall be equal to Two Dollars and Fifty Cents ($2.50) per share, such option price representing the current fair market of the Company's common stock.

     (b) Executive's right to purchase 1,200,000 shares of the Company's common stock shall vest in such shares according to the following schedule:

Tranche        No. of Shares       Vesting
-------        -------------       -------
1              300,000             Immediately upon execution of this
                                   Agreement

2              300,000             March 31, 1999

3              300,000             March 31, 2000

4              300,000             March 31, 2001

     provided, however, that, notwithstanding the foregoing, any portion of Options scheduled to vest on a scheduled vesting date shall not vest on such scheduled vesting date (or or any time thereafter) if Executive's employment by Company pursuant to this Agreement shall have terminated other than as a result of a Change of Control (as defined in the Company's Stock Option Plan ([the "Plan"]).

(c) In the event there is a Change of Control at any time during the Term, then the acceleration of the vesting schedule of Options and the exercise ability of the Options shall be governed by Company policy upon such Change of Control.

(d) The Options shall expire on the earlier of ten years from the date of grant or the termination date set forth in the Plan after termination of Executive's employment with Company.

(e) In the event a Public Offering (as hereunder defined) or reasonably equivalent opportunity to liquidate stock does not occur within three (3) years of the date hereof, Executive shall have the right, for a period of six (6) months thereafter exercisable on ten (10) days written notice to Company ("Put Period"), to require the Company to purchase from him 300,000 shares of common stock of the Company at a purchase price of Twenty Dollars ($20.00) per share. In such event, the Company shall pay to Executive the purchase price for such shares in cash within thirty (30) days of the effective date of such notice. The foregoing shall survive the termination of this Agreement, except if Executive is terminated under Section 9(a)(iii). If Executive is terminated under Section 9(a)(iii) during the Put Period, Executive's rights shall be subject to offset by any claim of Company for damages.

(f) If Company proposes to register any of its stock or other securities under the Securities Act of 1933, as amended, in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares or a SEC Rule 145 Transaction), Company shall give prompt written notice to Executive of its intention to offset such a registration, including without limitation, any initial public offering ("Public Offering") and, provided that Company has received a written request for inclusion therein within fifteen (15) days after the date of reading of such notice, Company shall include in such registration all shares owned by Executive or which Executive has a vested option to purchase. Company shall pay all expenses incident to Company's performance of or compliance with this section, other than underwriters' discount and commissions, which are the sole responsibility of

          Executive, but including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Company.

     (g) In the event the outstanding shares of common stock of Company are changed into or exchanged for a different number or kind of shares or other securities of Company or of another corporation by reason of merger, consolidation, other reorganization, reclassification, combination of shares, stock split-up or stock dividend, rights as to Options granted hereunder, both as to the number of subject shares and the exercise price shall be adjusted appropriately.

     6. Benefits and Perquisites: Executive shall be entitled to receive the following benefits and perquisites:

     (a) Payment during each of the first two (2) years of the Term of an account which shall be "grossed up" by the maximum Federal and State individual income tax rate applicable to the year in which such payments are received by Executive in order to yield to the Executive a net after-tax amount of $138,000 per year payable in monthly installments during the Term. Such amount shall be in lieu of any other relocation allowance.

     (b) Health care coverage equivalent to that provided to the Company's other executive officers.

     (c) Round trip first-class airfare between Los Angeles and Chicago during the term, bi-weekly, for the first three years of his employment.

     (d) First-class airfare and limousine service to/from the residence and/or office in connection with all company travel.

     (e)  Four (4) weeks paid vacation each year during the Term.

     7. Reimbursement for Expenses. Executive shall be expected to incur various business expenses customarily incurred by persons holding like position, including but not limited to traveling, entertainment and similar expenses, all of which are to be incurred by Executive for the benefit of Company. Subject to Company's policy regarding the reimbursement and non-reimbursement of such expenses, Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to Company for such expenses.

     8.   Protection of Company's Interests.

     (a) During the term of Executive's employment by Company, Executive will not compete in any manner, directly or indirectly, whether as a principal, employee, consultant, agent, owner or otherwise, with Company or any affiliate thereof, except that the foregoing will not prevent Executive from holding at any time less than 5% of the outstanding capital stock of any company whose stock is publicly traded.

     (b) To the extent permitted by law, all rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by Executive during the term of his employment or resulting from his services shall be deemed to be a work made for hire and shall be the sole and exclusive property of Company. Executive agrees to execute, acknowledge and deliver to Company, at Company's request, such further documents as Company finds appropriate to evidence Company's rights in such property. Any confidential and/or proprietary information of Company or any affiliate thereof (including, without limitation, any information relating to the identities, capabilities, compensatory and contractual arrangements and/or general personnel data of employees of Company and its affiliates to which Executive has access) shall not be used by Executive or disclosed or made available by Executive to any person except as required in the course of his employment, and upon expiration or earlier termination of the term of this Agreement. Executive shall return to Company all such information that exists in written or other physical form (and all copies thereof) under his control. Executive agrees to sign the standard form of confidentiality agreement as soon as it is approved by Company.

9.   Termination.

In addition to any right to terminate under Section 1 above,

(a) Company shall have the right to terminate Executive's employment with Company under the following circumstances:

     (i)  Upon death of Executive.

    (ii) Upon notice from Company to Executive in the event of an illness or other disability which has totally and permanently incapacitated him from performing his duties as Executive on a substantially full-time basis as described in the Company's disability plan.

   (iii) For good cause immediately upon notice from Company. Termination by Company of Executive's employment for "good cause" as used in this Agreement shall mean actual fraud, embezzlement and intentional misconduct which has caused demonstrable and serious injury to the Company.

     (b) If Executive's employment is terminated pursuant to Section 9(a)(iii) above, Executive's rights and Company's obligations hereunder and under all unvested stock options granted in accordance with this Agreement which have not already vested shall forthwith terminate in their entirety, except that, notwithstanding the foregoing, (i) the expiration date of any Options which have already vested in accordance with this Agreement shall be 30 days after the date of termination pursuant to Section 9(a).

     (c) If Executive's employment is terminated pursuant to Section 9 no Termination Payment (as defined in Section 11) shall be payable.

     10. Termination By Executive. Prior to the expiration of the Term, Executive shall have the right to terminate his employment under this Agreement upon 30 days' notice to Company given within 60 days following the occurrence of any of the following events, provided that Company shall have 20 days after the date such notice has been given to Company in which to cure the conduct or cause specified in such notice:

     (a) Executive is not elevated or retained in accordance with Section 2 hereof as CEO (reporting to Company's Co-Chairman) and a director of Company.

     (b) There is a significant change in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities.

     (c) There is a substantial and confirmed reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements available to a level below that which is reasonably necessary for the performance of Executive's duties.

     (d) Company shall fail to issue stock pursuant to Executive's stock options provided for herein or shall reduce his salary or shall deny Executive eligibility for annual discretionary bonuses, or Company shall fail to make any compensation payment required hereunder.

     (e)  A Change of Control shall occur.

     (f)  Any breach of this Agreement by the Company.

     11. Termination Payment. If a Non-Fault Termination of Executive's employment with Company shall occur other than by means of the death or disability of Executive, Executive shall be entitled to receive a lump sum payment equal to the sum of two times the sum of the Executive's then annual base salary and bonus (provided, however, that in no event shall the bonus be less than $400,000) ("Termination Payment"). The Termination Payment shall be made to Executive not later than 30 days after the date that such Non-Fault Termination. "Non-Fault Termination" shall mean Executive's employment with Company shall be terminated, (i) without cause (i.e., in a manner which shall constitute a breach of this Agreement by Company), (ii) by reason of Company terminating this Agreement as provided in Section 1 hereof, (iii) by reason of death or total and permanent disability pursuant to Section 9(g)(i) or (ii) hereof, or (iv) Executive shall validly terminate his employment pursuant to
Section 10 hereof. Except for Executive's rights under Sections 5(d), 5(e), 5(f) and 7 hereof, which shall remain in full force and effect after any Non-Fault Termination of this Agreement, the Termination Payment described in this Section 11 shall be Executive's sole and exclusive remedy under this Agreement in the event of a Non-Fault Termination.

     12. Assignment. Company may assign this Agreement or all or any part of its rights hereunder to any entity that succeeds to all or substantially all of Company's assets or that holds, directly or indirectly, all or substantially all of the capital stock of Company or that is otherwise a successor in interest to Company generally, and this Agreement shall inure to the benefit of, and be binding upon, such assignee or successor in interest. This Agreement is personal to Executive and Executive may not, without the express written permission of Company, assign or pledge any rights or obligations hereunder to any person, firm, corporation, or other entity.

     13. No Conflict With Prior Agreements. Executive represents and warrants to Company that neither his commencement of employment hereunder nor the performance of his duties hereunder conflicts with any contractual commitment on his part of any third party or violates or interferes with any rights or any third party.

     14. Key Man Insurance. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, disability, accident or other insurance covering Executive and Executive shall have no right, title or interest in or to such insurance. Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

     15. Post-Termination Obligation. After the expiration or earlier termination of Executive's employment hereunder for any reason whatsoever, Executive shall not either alone or jointly, with or on behalf of others, either directly or indirectly, expressly or implicitly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of two years following such expiration or termination, solicit in any manner whatsoever the employment or engagement of, either for his own account or for any other person, firm, company or other entity, any person who is employed by Company or any affiliated entity, whether or not such person would commit any breach of his contract of employment by reason of his leaving the service of Company or any affiliated entity.

     16.  Entire Agreement, Amendment, Waiver, Etc.

     (a) This Agreement supercedes all prior and/or contemporaneous agreements and/or statements, whether written or oral, concerning the terms of Executive's employment, and amendment or modification of this Agreement shall be binding unless set forth in a writing signed by Company and Executive. No waiver by either party of any breach by the other party of any provision, or condition of this Agreement shall be effective unless in writing and signed by the party effecting the waiver, and no such waiver shall be deemed a waiver of any similar or dissimilar provision or condition at the time or any prior or subsequent time.

     (b) All payments required to be made to Executive hereunder, whether during the term of his employment hereunder or otherwise, shall be subject to all applicable federal, state and local tax withholding laws.

     (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. In the event of any controversy or claim by either party hereunder the prevailing party in any final and legally binding adjudication (as to which all periods for the filing of any appeal have expired) with respect to such controversy or claim shall be entitled to reimbursement from the losing party for reasonable attorney's fees and costs and for all other reasonable expenses of such adjudication.

     17. Notices. All notices that either party is required or may desire to give the other shall be in writing shall be effective (i) upon personal delivery or (ii) three business days after deposit of same with the United States Postal Service for delivery by certified mail, return receipt requested, addressed to the party to be given notice as follows:

          To Company:         Global Crossings Ltd.
                              150 El Camino Dr., Suite 204
                              Beverly Hills, CA 91212
                              Attn: Lodwrick Cook, Co-Chairman


          To Executive:       John M. Scanlon
                              30 Riderwood Road
                              North Barrington, IL 60010

          With copies to:     Gould & Ratner
                              222 N. LaSalle Street, Suite 800
                              Chicago, IL 60601
                              Attention: Thomas A. Korman

     Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

     18.  Arbitration.   Any dispute arising out of this Agreement shall be
determined by arbitration in Chicago, Illinois, under the rules of the American Arbitration Association then in effect and judgment upon any award pursuant to such arbitration may be enforced in any court having jurisdiction thereof, provided each of the parties to this Agreement will appoint one person as an arbitrator to hear and determine the dispute, and if they are unable to agree, then the two arbitrators as shown will assist a third impartial arbitrator whose decision will be final and conclusive upon the parties to this Agreement. The expenses of the arbitration proceedings conducted pursuant to this paragraph will be borne by the parties in such proportions as the arbitrators decide.

     19. Heading. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of acquiring the meaning of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       GLOBAL CROSSINGS LTD.


/s/ John M. Scanlon                    By: /s/ Lodwrick Cook
--------------------------                 ---------------------------
JOHN M. SCANLON                            LODWRICK COOK, CO-CHAIRMAN

                                       --  Approved,
                                           Sheri L. Cook
                                           Vice President, Legal
                                                       3/30/98